UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2016

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31332 (Commission File Number)	33-0264467 (I.R.S. Employer Identification No.)

30452 Esperanza

Rancho Santa Margarita, California 92688

(Address of principal executive offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 3.02     Unregistered Sales of Equity Securities

On October 26, 2016, Liquidmetal Technologies, Inc. (the “Company”) held an additional closing pursuant to its previously disclosed Securities Purchase Agreement, dated March 10, 2016 (as amended, the “Purchase Agreement”), with Liquidmetal Technology Limited, a Hong Kong company (the “Investor”).

At the additional closing (the “Additional Closing”), the Company issued and sold to Investor an aggregate of 300,000,000 shares of Company’s common stock for an aggregate purchase price of $55,000,000, comprised of 200,000,000 shares at a price of $0.15 per share and 100,000,000 shares at a price of $0.25 per share. As previously disclosed, Investor is a company owned by Mr. Yeung Tak Lugee Li (“Mr. Li”) organized in 2016 for purposes of making an investment in the Company pursuant to the Purchase Agreement. As a result of the Additional Closing, Investor has completed its entire investment in the Company contemplated by the Purchase Agreement.

In issuing shares of its common stock under the Purchase Agreement at the Additional Closing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Purchase Agreement provides that, after completing the Additional Closing, Investor has the right to designate an additional two (2) individuals to serve on the Company’s Board of Directors in addition to the prior designation of Mr. Li as a director (for a total of three (3) of the seven (7) members of the Company’s Board of Directors) and one such designee shall serve as Chairman of the Board of Directors. In anticipation of the Additional Closing, on October 25, 2016, the Board of Directors (i) appointed Mr. Li as Chairman of the Board of Directors of the Company and (ii) appointed Mr. Isaac Bresnick and Mr. Vincent Carrubba, who were designated by the Investor, as new directors of the Company effective as of the Additional Closing. Mr. Abdi Mahamedi was also appointed as Vice Chairman of the Board of Directors.

In addition, Mr. Robert Howard-Anderson resigned from the Board of Directors effective as of the date of the Additional Closing. Mr. Howard-Anderson’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Howard-Anderson’s resignation, his previously issued options to purchase 1,210,000 shares of Company common stock were amended to accelerate the vesting of such options and permit him to exercise his options through the third anniversary of termination.

Mr. Bresnick, age 31, currently serves as Legal and Regulatory Affairs Director for the Leader Biomedical Group, a private company based in Hong Kong and operating from Amsterdam, the Netherlands, and has served in that role since October 2014. At Leader Biomedical, Mr. Bresnick is responsible for the direction and management of legal affairs, regulatory affairs, quality control, and quality assurance, as well as for advising executive management of affiliated companies. Mr. Bresnick also currently serves as the Managing Director of aap Joints GmbH, a private company in Berlin, Germany, and has served in that role since July 2013. From January 2013 through June 2013, Mr. Bresnick provided full-time consulting services to AAP Orthopedics Ltd., a BVI company. Mr. Bresnick received his J.D. from the University of Connecticut School of Law in 2013, and his B.S. in Industrial Design from the University of Bridgeport in 2008. After completion of his undergraduate studies and continuing through his enrollment at UCONN Law, Mr. Bresnick worked as Senior Arrangements Designer for Electric Boat Corporation, a subsidiary of General Dynamics, from June 2008 through December 2012.

Mr. Carrubba, age 57, is an experienced corporate leader and serial entrepreneur with extensive senior executive, technical and manufacturing experience. From September 2014 through the present, Mr. Carrubba has served as the CEO of Admiral Composite Technologies Inc., where he has developed new technologies for environmentally responsible and innovative building materials which represent Admiral's product lines. Mr. Carrubba has also served as Admiral's Chairman since its inception in 2009. From September 2014 through the present, Mr. Carrubba has served as the CEO of Asia Sourcing & Communications USA Inc. and he has served as its Chairman since its inception in 2013. From 2002 through August 2014, Mr. Carrubba served as the Director of R&D for Interdynamics Inc., IDQ Holdings, where he was responsible for all R&D and QC matters, including the management of engineering, legal, patenting, regulatory, insurance and consumer relations matters. Mr. Carrubba has held engineering and executive positions with Xerox, General Electric, Bristol Meyers-Squibb and ATT and he is the inventor of several patents related to telecommunications, professional tools and consumer products. Mr. Carrubba received a Bachelor of Arts degree in Engineering Science and a Bachelor of Science Degree in Mechanical Engineering from Colombia University SEAS in 1982.

Mr. Bresnick and Mr. Carrubba have not yet been named to any committees of the Board of Directors of the Company. As non-employee directors, Mr. Bresnick and Mr. Carrubba will be compensated in accordance with the Company’s compensation program for non-employee directors that will be established by the Board of Directors, and it is anticipated that such program will include grants of stock options or other equity-based award under the Company’s equity incentive plan in an amount to be determined by the Board of Directors.

Item 7.01. Regulation FD Disclosure.

The Company has issued a press release, dated October 27, 2016, relating to the Additional Closing. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated October 27, 2016.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Thomas Steipp
Thomas Steipp,
President and Chief Executive Officer

Date: October 27, 2016